Exhibit 10.3

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is between Carlisle Companies Incorporated, a Delaware corporation (“Corporation”) and David A. Roberts (“Executive”).

RECITALS

The Board of Directors of the Corporation has approved the execution of severance agreements with certain key executives of the Corporation and its subsidiaries.

Should the Corporation receive any proposal from a third person concerning a possible business combination with, or acquisition of equity securities of the Corporation, the Board believes it imperative that the Corporation and the Board be able to rely upon the Executive to continue in his position and rely upon his advice without concern that he might be distracted by the personal uncertainties and risks created by such a proposal.

Should the Corporation receive any such proposals, in addition to the Executive’s regular duties, he may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Corporation and its shareholders, and take such other actions as the Board might determine to be appropriate.

To assure the Corporation that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Corporation, and to induce the Executive to remain in the employ of the Corporation, and for other good and valuable consideration, the Corporation and the Executive agree as follows:

In the event a third person begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps to effect a Change of Control of the Corporation (as defined below), the Executive agrees that he will not voluntarily leave the employ of the Corporation, and will render the services contemplated in the recitals to this Agreement until the third person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.

In the event the Executive’s employment with the Corporation (including its subsidiaries) terminates for any reason (either voluntary or involuntary, other than as a consequence of his death or disability, or of his retirement at or after his normal retirement date under the Corporation’s pension plans) within three (3) years after a Change of Control of the Corporation (as defined below) the Corporation will provide:

A.                                   Cash Payments.  On or before the Executive’s last day of employment with the Corporation, the Corporation will pay to the Executive as compensation for services rendered to the Corporation a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess of the amount specified in clause (i) over that in clause (ii) below:

(i) three times the highest annual compensation (including base salary and annual cash bonus) paid or payable to the Executive by the Corporation for any of the three (3) years ending with the date of the Executive’s termination;

(ii) the amount of any separation pay payable to the Executive pursuant to Paragraph 6 of the employment letter agreement between the Executive and the Corporation dated June 5, 2007 (the “Executive’s Employment Agreement”).

Provided, however, in the event there are fewer than thirty-six (36) whole or partial months remaining from the date of the Executive’s termination to his normal retirement date, the amount calculated in clause (i) of the immediately preceding sentence will be reduced by multiplying it by a fraction the numerator of which is the number of whole or partial months so remaining to his normal retirement date and the denominator of which is thirty-six (36).

B.                                     Stock Options and Restricted Stock.  Any outstanding but unexercised stock options held by the Executive under any of the Corporation’s equity compensation plans and programs will be immediately exercisable, and any unvested restricted stock held by the Executive under any of the Corporation’s equity compensation plans and programs will be immediately vested and free of all restrictions.  In addition, all such stock options will continue to be exercisable for the remaining term thereof.

C.                                     Special Retirement Benefits.  The Executive will be eligible to receive “Special Retirement Benefits” so that the total retirement benefits he receives will approximate the retirement benefits he would have received had he continued in the employ of the Corporation for at least three (3) years following his termination (or until his normal retirement date, whichever is earlier).  These benefits will include all ancillary benefits, such as early retirement, supplemental retirement and survivor rights and benefits available at retirement.  If the Executive’s credited service with the Corporation plus three (3) years would result in vested benefits and/or eligibility for ancillary benefits under the Corporation’s supplemental pension plan (as amended as required by Paragraph 9 of the Executive’s Employment Agreement), the amount payable to the Executive or his beneficiaries shall equal the excess of the amount specified in clause (i) over that in clause (ii) below:

(i)                                     The benefits that would be paid to the Executive or his beneficiaries, if the three (3) years (or period to his normal retirement age, if less) following his termination are added to his credited service under the Corporation’s supplemental pension plan (as amended as required by Paragraph 9 of the Executive’s Employment Agreement), and his final average earnings are the same as his actual average earnings (including the amount specified in Paragraph A as compensation for services rendered to the Corporation in the year of his termination);

(ii)                                  The benefit that is payable to the Executive or his beneficiaries under the Corporation’s supplemental pension plan (as amended as required by Paragraph 9 of the Executive’s Employment Agreement).

All these Special Retirement Benefits are provided on an unfunded basis and are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986 (the “Code”).  All Special Retirement Benefits shall be payable solely from the general assets of the Corporation or its appropriate affiliate.

D.                                    Other Benefits.

(i)                                     Insurance and Other Special Benefits.  The Executive’s participation in the life, accident and health insurance plans of the Corporation, and in fringe benefits provided the Executive prior to the Change of Control or his termination, shall be continued, or equivalent benefits provided, by the Corporation, at no direct cost to him, for a period of three (3) years from the date his employment terminates (or until his normal retirement date, whichever is sooner).

(ii)                                  Relocation Assistance.  Should the Executive move his residence in order to pursue other business opportunities within two (2) years of his termination, he will be reimbursed for any expenses incurred in that relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer.  Benefits under this provision will include the assistance in selling the Executive’s home which was customarily provided by the Corporation to transferred executives prior to the Change of Control.

(iii)                               Incentive Compensation.  Any awards previously made to the Executive under any long-term incentive programs of the Corporation and not previously paid shall immediately vest on the date of his termination and shall be paid on that date and included as compensation in the year paid.

(iv)                              Savings and Other Plans.  The Executive’s participation in any applicable savings, retirement, profit sharing, stock option, and/or restricted stock plan of the Corporation or any of its subsidiaries shall continue only through the last day of his employment.  Any terminating distribution and/or vested rights under such Plans shall be governed by the terms of those respective plans.

(v)                                 Continuing Obligations.  The Executive shall retain in confidence any confidential information known to him concerning the Corporation and its business so long as such information is not publicly disclosed.

E.                                      Definition Change of Control.  For the purpose of this Agreement, a “Change of Control” shall be deemed to have taken place if:

(i)                                     any third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Corporation having 20% or more of the total number of votes that may be cast for the election of Directors of the Corporation; or

(ii)                                  as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Corporation before the transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

F.                                      Compliance with Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service, then to the extent necessary to comply with Code Section 409A:

(i)                                     if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service; and

(ii)                                  if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the

Executive’s death or the first day of the seventh month following the Executive’s separation from service and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.

G.                                     General.

(i)                                     Indemnification.  If litigation shall be brought to enforce or interpret any provision contained in this Agreement, the Corporation indemnifies the Executive for his reasonable attorney fees and disbursements incurred in such litigation, and agrees to pay pre-judgement interest on any money judgment obtained by the Executive calculated at the prime interest rate in effect from time to time from the date that payment(s) to him should have been made under this Agreement.

(ii)                                  Payment Obligations Absolute.  Except as provided in paragraph F(vi), upon the occurrence of a Change of Control, the Corporation’s obligation to pay the Executive the compensation and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else.  All amounts payable by the Corporation under this Agreement shall be paid without notice or demand.  Except as expressly provided in this Agreement, the Corporation waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part.  Every payment made under this Agreement by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or anyone else who may be entitled to the payments for any reason whatsoever.

(iii)                               Successors.  This Agreement shall be binding upon and inure to the benefit of the Executive and his estate, and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

(iv)                              Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(v)                                 Controlling Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware.

(vi)                              Modification or Termination.  At any time prior to a Change of Control, the Board of Directors of the Corporation may, in its absolute discretion, and without the consent of the Executive, amend, modify or terminate this Agreement upon written notice tot he Executive.  The Board may also terminate this Agreement at any time with respect to the Executive if the Executive is directly or indirectly affiliated (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) with the “group” which has consummated a Change of Control under paragraph F(i)

The parties have executed this Agreement as of June 21, 2007.

CARLISLE COMPANIES INCORPORATED

By:	/s/ Steven J. Ford
Steven J. Ford, Vice President,
Secretary and General Counsel

/s/ David A. Roberts
David A. Roberts